Exhibit 99.2

FULL HOUSE RESORTS, INC.

FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

Up to 3,846,154 Shares of Common Stock
Issuable Upon Exercise of Non-Transferable Rights

This letter is being distributed to broker-dealers, trust companies, banks and other nominees in connection with the rights offering (the “Rights Offering”) by Full House Resorts, Inc., a Delaware corporation (the “Company”), to holders of record of shares of the Company's common stock (each a “Rightsholder”) a non-transferable subscription right (a “Right”) to purchase shares of our common stock as described in the prospectus filed by the Company on [_________], 2016 (the “Prospectus”).

Under the basic subscription right, each whole right entitles a Rightsholder to purchase one share of our common stock for each 4.9449 shares of our common stock, par value $0.0001 per share, held as of 5:00 p.m., Pacific Time, on August 25, 2016 (the “Record Date”) at the subscription price of $1.30 per share (the “Subscription Price”).

In addition, subject to proration, each Rightsholder exercising its basic subscription right in full will have the right to subscribe, at the subscription price, for additional shares to the extent not purchased by other Rightsholder, which may be up to five times such Rightsholder’s basic subscription right and to the extent available following the purchase of 1,000,000 shares by the standby purchaser. If we receive oversubscription requests for more shares of our common stock than we have available for oversubscriptions, each requesting Rightsholder will receive its pro rata portion of the available shares based on the number of shares requested by each Rightsholder under the oversubscription rights. If following allocation of available shares to all oversubscribing Rightsholders we have allocated fewer than 3,846,154 shares (including the first 1,000,000 shares allocated to the standby purchaser), the standby purchaser will purchase the remaining shares.

The Rights may be exercised by Rightsholders at any time during the subscription period, which commences on [________, 2016]. The Rights Offering will expire at 5:00 p.m., Eastern Time, on [________, 2016], unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Date”).

The Rights are evidenced by a Rights Certificate registered in your name or the name of your nominee. Each beneficial owner of shares of the Company's common stock registered in your name or the name of your nominee on the Record Date is entitled to one share of our common stock for each 4.9449 shares of our common stock held as of the Record Date.

We are asking persons who held shares of the Company's common stock beneficially, and who received the Rights distributable with respect to those shares through a broker-dealer, trust company, bank or other nominee, to contact the appropriate institution or nominee and request it to effect the transactions for them.

If you exercise the oversubscription right on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the oversubscription right, as to the number of shares of common stock held on behalf of each beneficial owner as of the Record Date, the aggregate number of Rights that have been exercised pursuant to the basic subscription, whether the Rights exercised pursuant to the basic subscription on behalf of each beneficial owner for which you are acting have been exercised in full and the number of shares of common stock being subscribed for pursuant to the oversubscription right by each beneficial owner of Rights on whose behalf you are acting.

Enclosed are copies of the following documents:

1.	Prospectus, dated [________, 2016];

2.	A form of letter which may be sent to beneficial holders of the Rights; and

3.	A Notice of Guaranteed Delivery.

You will have no right to rescind a subscription after receipt of the payment of the Subscription Price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., Eastern Time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Full House Resorts, Inc. at the following telephone number: (702) 221-7800.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.